F.N.B. Corporation Reports First Quarter Earnings
Record CET1 Ratio of 10.7% with Strong Tangible Book Value per Share (non-GAAP) Growth of 12.3% and Net Interest Income Growth of 1.5%

PITTSBURGH, PA – April 16, 2025 – F.N.B. Corporation (NYSE: FNB) reported earnings for the first quarter of 2025 with net income available to common shareholders of $116.5 million, or $0.32 per diluted common share. Comparatively, first quarter of 2024 net income available to common shareholders totaled $116.3 million, or $0.32 per diluted common share, and fourth quarter of 2024 net income available to common shareholders totaled $109.9 million, or $0.30 per diluted common share.

On an operating basis, first quarter of 2025 earnings per diluted common share (non-GAAP) was $0.32, with no significant items impacting earnings. By comparison, the first quarter of 2024 was $0.34 per diluted common share (non-GAAP) on an operating basis, excluding $0.02 per diluted common share of significant items impacting earnings, and the fourth quarter of 2024 was $0.38 per diluted common share (non-GAAP) on an operating basis, excluding $0.08 per diluted common share of significant items impacting earnings.

“F.N.B. Corporation’s first quarter earnings per diluted common share totaled $0.32 with positive momentum on several key metrics, including tangible book value per share growth (non-GAAP) of 12.3% to $10.83, record CET1 regulatory capital ratio at 10.7% and tangible common equity to tangible assets (non-GAAP) at 8.4%,” said F.N.B. Corporation Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr. “During the first quarter, we generated sequential and year-over-year revenue growth with net interest income expansion and solid non-interest income which benefited from the continuous strategic investments made to develop and expand high-value advisory businesses. The first quarter’s annualized loan and deposit growth of 3.5% and 1.4%, respectively, in a seasonally slower quarter, demonstrates our successful focus on leveraging our technology and digital banking platform to enhance the customer experience and drive primacy. Our comprehensive and conservative approach to credit risk management has led to strong and stable asset quality with net-charge-offs at a solid 0.15%. FNB remains prepared for a broad range of economic scenarios given our diversified and granular deposit base, consistent and conservative underwriting, solid capital and liquidity levels and sound risk management policies and governance.”

First Quarter 2025 Highlights
(All comparisons refer to the first quarter of 2024, except as noted)
•Period-end total loans and leases increased $1.7 billion, or 5.1%. Consumer loans increased $964.6 million, or 8.0%, net of a $431 million indirect auto loan sale that closed in the third quarter of 2024, and commercial loans and leases increased $686.6 million, or 3.3%. FNB’s loan growth was driven by the continued success of our strategy to grow high-quality loans and deepen customer relationships across our diverse geographic footprint.
•On a linked-quarter basis, period-end total loans and leases increased $296.4 million, or 3.5% annualized, with an increase of $224.3 million in consumer loans and $72.1 million in commercial loans and leases.
•Period-end total deposits increased $2.5 billion, or 7.2%, driven by an increase of $2.2 billion in interest-bearing demand deposits and $0.6 billion in shorter-term time deposits, offsetting the decline of $0.2 billion in savings deposits and $0.1 billion in non-interest-bearing demand deposits, as customers continued to opt for higher-yielding deposit products.
•On a linked-quarter basis, period-end total deposits increased $131.7 million, or 1.4% annualized, with increases in interest-bearing demand deposits of $251.9 million and non-interest-bearing demand deposits of $105.8 million in a seasonally slow quarter, more than offsetting the decline in time deposits of $194.8 million. The ratio of non-interest-bearing demand deposits to total deposits was stable at 26% at March 31, 2025 compared to the prior quarter end.
•The loan-to-deposit ratio was 92% at March 31, 2025, compared to 91% at December 31, 2024, and 94% at March 31, 2024.
•Net interest income totaled $323.8 million, an increase of $1.6 million, or 0.5%, from the prior quarter, primarily due to lower cost of funds more than offsetting the impact of lower yields on earning assets (non-GAAP) and two less days in the current quarter. The Federal Open Market Committee (FOMC) lowered the target federal funds rate by 100 basis points in the latter half of 2024.
•Net interest margin (FTE) (non-GAAP) equaled 3.03%, stable with the prior quarter, reflecting a 10 basis point decline in the total cost of funds and an 11 basis point decline in the total yield on earning assets (non-GAAP).
•Provision for credit losses was $17.5 million, a decrease of $4.8 million from the prior quarter with net charge-offs of $12.5 million, or 0.15% annualized of total average loans, compared to $20.6 million, or 0.24% annualized, in the prior quarter. The ratio of non-performing loans and other real estate owned (OREO) to total loans and leases and OREO was consistent with the prior quarter at 0.48%, and total delinquency decreased 8 basis points from the prior quarter to 0.75%. Overall, asset quality metrics continue to remain at solid levels.
•Record capital levels with the CET1 regulatory capital ratio at 10.7% (estimated), compared to 10.2% at March 31, 2024, and 10.6% at December 31, 2024. The tangible common equity to tangible asset ratio (non-GAAP) equaled 8.4%, compared to 8.0% at March 31, 2024, and 8.2% at December 31, 2024.
•Tangible book value per common share (non-GAAP) of $10.83 increased $1.19, or 12.3%, compared to March 31, 2024, and $0.34, or 3.2%, compared to December 31, 2024. Accumulated other comprehensive income/loss (AOCI) reduced the tangible book value per common share (non-GAAP) by $0.34 as of March 31, 2025, primarily due to the impact of quarter-end interest rates on the fair value of AFS securities, compared to a reduction of $0.70 as of March 31, 2024, and $0.47 as of December 31, 2024.
•During the first quarter of 2025, the Company repurchased 0.7 million shares of common stock at a weighted average share price of $13.48 while maintaining capital above stated operating levels and supporting loan growth in the quarter.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release. For more information regarding our use of non-GAAP measures, please refer to the discussion herein under the caption, Use of Non-GAAP Financial Measures and Key Performance Indicators.

Quarterly Results Summary	1Q25	4Q24	1Q24
Reported results
Net income available to common shareholders (millions)	$116.5	$109.9	$116.3
Earnings per diluted common share	0.32	0.30	0.32
Book value per common share	17.86	17.52	16.71
Pre-provision net revenue (non-GAAP) (millions)	164.8	124.9	169.8
Operating results (non-GAAP)
Operating net income available to common shareholders (millions)	$116.5	$136.7	$122.7
Operating earnings per diluted common share	0.32	0.38	0.34
Operating pre-provision net revenue (millions)	164.8	169.3	172.8
Average diluted common shares outstanding (thousands)	363,069	362,798	362,619
Significant items impacting earnings(a) (millions)
Preferred dividend equivalent at redemption	$—	$—	$(4.0)
Pre-tax branch consolidation costs	—	—	(1.2)

After-tax impact of branch consolidation costs	—	—	(0.9)
Pre-tax FDIC special assessment	—	—	(4.4)
After-tax impact of FDIC special assessment	—	—	(3.5)
Pre-tax realized loss on investment securities restructuring	—	(34.0)	—
After-tax realized loss on investment securities restructuring	—	(26.8)	—
Pre-tax reduction of previous estimated loss on indirect auto loan sale	—	—	2.6
After-tax impact of previous estimated loss on indirect auto loan sale	—	—	2.1
Total significant items after-tax	$—	$(26.8)	$(6.3)

Capital measures
Common equity tier 1 (b)	10.7%	10.6%	10.2%
Tangible common equity to tangible assets (non-GAAP)	8.37	8.18	7.99
Tangible book value per common share (non-GAAP)	$10.83	$10.49	$9.64

(a) Favorable (unfavorable) impact on earnings.
(b) Estimated for 1Q25.

First Quarter 2025 Results – Comparison to Prior-Year Quarter
(All comparisons refer to the first quarter of 2024, except as noted)

Net interest income totaled $323.8 million, an increase of $4.8 million, or 1.5%, reflecting growth in earning assets partially offset by higher deposit costs resulting from balance growth in higher yielding deposit products.

The net interest margin (FTE) (non-GAAP) decreased 15 basis points to 3.03%. The yield on earning assets (non-GAAP) decreased 17 basis points to 5.23% driven by a 25 basis point decline in yields on loans to 5.68%, offset by a 33 basis point increase in yields on investment securities to 3.51%. Total cost of funds decreased 1 basis point to 2.32%, with a decrease of 8 basis points in total borrowing costs and a 6 basis point decrease in interest-bearing deposit costs to 2.76%.

Average loans and leases totaled $34.1 billion, an increase of $1.7 billion, or 5.2%, including growth of $943.9 million in consumer loans and $725.9 million in commercial loans and leases. Commercial real estate increased $430.7 million, or 3.5%, commercial and industrial loans increased $174.6 million, or 2.4%, and commercial leases increased $107.5 million, or 16.3%. The increase in average commercial loans and leases was driven by activity across the footprint, including the South Carolina and eastern North Carolina markets with strong contributions from our commercial leasing team. The increase in commercial real estate included fundings on previously originated construction projects. The increase in average consumer loans included a $1.3 billion increase in residential mortgages largely due to the continued successful execution in key markets and long-standing strategy of serving the purchase market. Average indirect auto loans decreased $378.7 million, due to a sale of $431 million that closed in the third quarter of 2024, partially offset by new organic growth in the portfolio.

Average deposits totaled $37.0 billion, an increase of $2.8 billion, or 8.1%. The growth in average interest-bearing demand deposits of $2.3 billion and average time deposits of $924.6 million more than offset the decline in average non-interest-bearing demand deposits of $291.4 million and average savings deposits of $215.5 million as customers continued to migrate balances into higher-yielding products. The funding mix has slightly shifted compared to the year-ago quarter with non-interest-bearing demand deposits comprising 26% of total deposits at March 31, 2025, compared to 29% a year ago. The loan-to-deposit ratio was 92% at March 31, 2025, compared to 94% at March 31, 2024.

Non-interest income totaled $87.8 million, compared to $87.9 million. Service charges increased $1.8 million, or 8.7%, primarily due to strong Treasury Management activity and higher consumer transaction volumes. Wealth Management revenues increased $1.6 million, or 8.4%, to a record $21.2 million as trust income and securities commissions and fees increased 8.5% and 8.2%, respectively, through continued strong contributions across the geographic footprint. Bank-owned life insurance increased $2.0 million due to elevated life insurance claims.

Non-interest expense totaled $246.8 million, increasing $9.7 million, or 4.1%. When adjusting for $3.0 million1 of significant items in the first quarter of 2024, operating non-interest expense (non-GAAP) increased $12.7 million, or 5.4%. Salaries and employee benefits increased $6.0 million, or 4.7%, primarily reflecting strategic hiring associated with our efforts to grow market share and continued investments in our risk management infrastructure as well as higher performance and production-related compensation. Outside services increased $3.5 million, or 15.1%, due to higher volume-related technology and third-party costs associated with ongoing investments in our enterprise risk management framework. Net occupancy and equipment increased $2.3 million, or 5.2%, largely from technology-related investments and increased occupancy costs.

The ratio of non-performing loans and OREO to total loans and OREO increased 15 basis points to 0.48%. Total delinquency increased 11 basis points to 0.75%, compared to 0.64%. Overall, asset quality metrics continue to remain at solid levels.

The provision for credit losses was $17.5 million, compared to $13.9 million. The first quarter of 2025 reflected net charge-offs of $12.5 million, or 0.15% annualized of total average loans, compared to $12.8 million, or 0.16% annualized. The allowance for credit losses (ACL) was $428.9 million, an increase of $22.6 million, with the ratio of the ACL to total loans and leases stable at 1.25%.

The effective tax rate was 20.9%, compared to 21.5% in the first quarter of 2024.

The CET1 regulatory capital ratio was 10.7% (estimated) at March 31, 2025, and 10.2% at March 31, 2024. Tangible book value per common share (non-GAAP) was $10.83 at March 31, 2025, an increase of $1.19, or 12.3%, from $9.64 at March 31, 2024. AOCI reduced the current quarter tangible book value per common share (non-GAAP) by $0.34, compared to a reduction of $0.70 at the end of the year-ago quarter.

First Quarter 2025 Results – Comparison to Prior Quarter
(All comparisons refer to the fourth quarter of 2024, except as noted)

Net interest income totaled $323.8 million, an increase of $1.6 million, or 0.5%, from the prior quarter total of $322.2 million, reflecting lower cost of interest-bearing deposits, partially offset by lower earning asset yields and the impact of two less days in the quarter. The total yield on earning assets (non-GAAP) declined 11 basis points to 5.23%, reflecting the impact of the FOMC interest rate cuts on loan yields. The total cost of funds decreased 10 basis points to 2.32%, as the cost of interest-bearing deposits decline of 24 basis points to 2.76% was partially offset by the long-term borrowing costs increasing 7 basis points to 5.11%, inclusive of the December 2024 offering of $500 million aggregate principal amount of senior notes due in 2030. The resulting net interest margin (FTE) (non-GAAP) was stable at 3.03%.

Average loans and leases totaled $34.1 billion, an increase of $220.4 million, or 2.6% annualized, as average consumer loans increased $186.7 million, or 6.0% annualized, and average commercial loans and leases increased $33.7 million, or 0.6% annualized. The increase in average commercial loans and leases included growth of $48.5 million in commercial leases and $43.5 million in commercial and industrial loans, partially offset by a decline of $60.0 million in commercial real estate. For consumer lending, average residential mortgages increased $152.0 million and average indirect auto loans increased $41.1 million.
1 First quarter 2024 non-interest expense significant items impacting earnings included $1.2 million (pre-tax) of branch consolidation costs and a $4.4 million (pre-tax) FDIC special assessment, partially offset by a $2.6 million (pre-tax) reduction to the previously estimated loss on an indirect auto loan sale.

Average deposits totaled $37.0 billion, a slight increase of $0.3 million, due to organic growth in new and existing customer relationships more than offsetting the normal seasonal outflows in the first quarter of the year. The increase in average interest-bearing demand deposits of $529.6 million was partially offset by declines in average time deposits of $304.2 million and average non-interest-bearing deposit balances of $214.5 million, resulting from customers' preferences for higher-yielding deposit products. The mix of non-interest-bearing demand deposits to total deposits was stable at 26% for March 31, 2025 and December 31, 2024. The loan-to-deposit ratio was 92% at March 31, 2025, compared to 91% at December 31, 2024.

Non-interest income totaled $87.8 million, an increase of $36.8 million, or 72.4%, from the prior quarter. When adjusting for the fourth quarter 2024 significant item of $34.0 million2, operating non-interest income (non-GAAP) increased $2.9 million, or 3.4%. Wealth Management revenues totaled a record $21.2 million, an increase of $2.7 million, or 14.4%, reflecting 7.3% and 26.1% increases in trust income and securities commissions and fees, respectively. Bank-owned life insurance increased $1.8 million, due to elevated life insurance claims. Insurance commissions and fees increased $1.3 million, or 28.0%, largely driven by seasonal contingent revenues. Capital markets income totaled $5.3 million, a decrease of $1.2 million, or 19.0%, given the lower commercial customer activity in the current macroeconomic environment.

Non-interest expense totaled $246.8 million, a decrease of $1.4 million, or 0.6% compared to the prior quarter. Salaries and employee benefits increased $7.1 million, primarily due to normal seasonal long-term compensation expense of $7.6 million in the first quarter of 2025, as well as seasonally higher employer-paid payroll taxes which increased $4.4 million linked-quarter, offset by lower employer-paid healthcare costs. Bank shares and franchise tax expense increased $2.5 million due to charitable contributions that qualified for Pennsylvania bank shares tax credits in the prior quarter. Other non-interest expense declined $11.8 million, or 34.3%, as the Company recognized a financing receivable non-credit impairment of $10.4 million (pre-tax) in the fourth quarter of 2024 from a renewable energy investment tax credit transaction. The related renewable energy investment tax credits were recognized during the fourth quarter as a benefit to income taxes. The efficiency ratio (non-GAAP) totaled 58.5%, seasonally higher than 56.9% for the prior quarter.

The ratio of non-performing loans and OREO to total loans and OREO remained stable at 0.48%, and delinquency decreased 8 basis points to 0.75%. Overall, asset quality metrics continue to remain at solid levels. The provision for credit losses was $17.5 million, compared to $22.3 million. The first quarter of 2025 reflected net charge-offs of $12.5 million, or 0.15% annualized of total average loans, compared to $20.6 million, or 0.24% annualized. The ACL was $428.9 million, an increase of $6.1 million, with the ratio of the ACL to total loans and leases stable at 1.25%.

The effective tax rate was 20.9%, compared to (7.0)%, with the prior quarter rate favorably impacted by renewable energy investment tax credits recognized as part of a solar project financing transaction.

The CET1 regulatory capital ratio was 10.7% (estimated), compared to 10.6% at December 31, 2024. Tangible book value per common share (non-GAAP) was $10.83 at March 31, 2025, an increase of $0.34 per share. AOCI reduced the current quarter-end tangible book value per common share (non-GAAP) by $0.34, compared to a reduction of $0.47 at the end of the prior quarter.

Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common shareholders, operating earnings per diluted common share, return on average tangible equity, return on average
2 Fourth quarter 2024 non-interest income significant items impacting earnings included a $34.0 million (pre-tax) realized loss on the sale of investment securities.

tangible common equity, operating return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible common equity to tangible assets, pre-provision net revenue (reported), operating pre-provision net revenue, operating non-interest income, operating non-interest expense, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.

These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for, or superior to, our reported results prepared in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included later in this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP.”

Management believes certain items (e.g., FDIC special assessment, realized loss on investment securities restructuring and merger expenses) are not organic to running our operations and facilities. These items are considered significant items impacting earnings as they are deemed to be outside of ordinary banking activities. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.

To facilitate peer comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for 2025 and 2024 were calculated using a federal statutory income tax rate of 21%.

Cautionary Statement Regarding Forward-Looking Information
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward‑looking statements are those that do not relate to historical facts and that are based on current assumptions, beliefs, estimates, expectations and projections, many of which, by their nature, are inherently uncertain and beyond our control. Forward-looking statements may relate to various matters, including our financial condition, results of operations, plans, objectives, future performance, business or industry, and usually can be identified by the use of forward-looking words, such as “anticipates,” “assumes,” “believes,” “can,” “continues,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “likely,” “may,” “might,” “objective,” “plans,” “potential,” “projects,” “remains,” “should,” “target,” “trend,” “will,” “would,” or similar words or expressions or variations thereof, and the negative thereof, but these terms are not the exclusive means of identifying such statements. You should not place undue reliance on forward-looking statements, as they are subject to risks and uncertainties, including, but not limited to, those described below. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make.

There are various important factors that could cause future results to differ materially from historical performance and any forward-looking statements. Factors that might cause such differences, include, but are not limited to:
•the credit risk associated with the substantial amount of commercial loans and leases in our loan portfolio;
•the volatility of the mortgage banking business;

•changes in market interest rates and the unpredictability of monetary, tax and other policies of government agencies, including tariffs or the imposition of new tariffs, trade wars, barriers or restrictions, or threats of such actions;
•the impact of changes in interest rates on the value of our securities portfolios;
•changes in our ability to obtain liquidity as and when needed to fund our obligations as they come due, including as a result of adverse changes to our credit ratings;
•the risk associated with uninsured deposit account balances;
•regulatory limits on our ability to receive dividends from our subsidiaries and pay dividends to our shareholders;
•our ability to recruit and retain qualified banking professionals;
•the financial soundness of other financial institutions and the impact of volatility in the banking sector on us;
•changes and instability in economic conditions and financial markets, in the regions in which we operate or otherwise, including a contraction of economic activity and economic downturn;
•our ability to continue to invest in technological improvements as they become appropriate or necessary;
•any interruption in or breach in security of our information systems, or other cybersecurity risks;
•risks associated with reliance on third-party vendors;
•risks associated with the use of models, estimations and assumptions in our business;
•the effects of adverse weather events and public health emergencies;
•the risks associated with acquiring other banks and financial services businesses, including integration into our existing operations;
•the extensive federal and state regulations, supervision and examination governing almost every aspect of our operations, and potential expenses associated with complying with such regulations;
•our ability to comply with the consent orders entered into by First National Bank of Pennsylvania with the Department of Justice and the North Carolina State Department of Justice, and related costs and potential reputational harm;
•changes in federal, state or local tax rules and regulations or interpretations, or accounting policies, standards and interpretations;
•the effects of climate change and related legislative and regulatory initiatives; and
•any reputation, credit, interest rate, market, operational, litigation, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above.
FNB cautions that the risks identified here are not exhaustive of the types of risks that may adversely impact FNB and actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A. Risk Factors and the Risk Management sections of our 2024 Annual Report on Form 10-K (including the MD&A section), our subsequent 2025 Quarterly Reports on Form 10-Q (including the risk factors and risk management discussions) and our other 2025 filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-information/reports-and-filings or the SEC’s website at www.sec.gov. We have included our web address as an inactive textual reference only. Information on our website is not part of our SEC filings.
You should treat forward-looking statements as speaking only as of the date they are made and based only on information then actually known to FNB. FNB does not undertake, and specifically disclaims any obligation to update or revise any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements except as required by law.
Conference Call
F.N.B. Corporation (NYSE: FNB) announced the financial results for the first quarter of 2025 after the market close on Wednesday, April 16, 2025. Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, plan to host a conference call to discuss the Company’s financial results on Thursday, April 17, 2025 at 8:30 AM ET.

Participants are encouraged to pre-register for the conference call at: https://dpregister.com/sreg/10198322/fed3b79bbe. Callers who pre-register will be provided a conference passcode and unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time.

Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 (for domestic callers) or (412) 317-5133 (for international callers). Participants should ask to be joined into the F.N.B. Corporation call.

Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the “About Us” tab of the Corporation’s website at www.fnbcorporation.com and clicking on “Investor Relations” then “Investor Conference Calls.” Access to the live webcast will begin approximately 30 minutes prior to the start of the call.

Presentation Materials: Presentation slides and the earnings release will also be available on the Corporation’s website at www.fnbcorporation.com by accessing the “About Us” tab and clicking on “Investor Relations" then "Investor Conference Calls."

A replay of the call will be available shortly after the completion of the call until midnight ET on Thursday, April 24, 2025. The replay can be accessed by dialing 877-344-7529 (for domestic callers) or 412-317-0088 (for international callers); the conference replay access code is 9469352. Following the call, a link to the webcast and the related presentation materials will be posted to the “Investor Relations” section of F.N.B. Corporation’s website at www.fnbcorporation.com.

About F.N.B. Corporation
F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina; and Charleston, South Carolina. The Company has total assets of $49 billion and approximately 350 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Washington, D.C. and Virginia.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

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Analyst/Institutional Investor Contact:
Lisa Hajdu, 412-385-4773
hajdul@fnb-corp.com

Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)				% Variance
				1Q25	1Q25
	1Q25	4Q24	1Q24	4Q24	1Q24
Interest Income
Loans and leases, including fees	$480,574	$494,185	$481,159	(2.8)	(0.1)
Securities:
Taxable	54,850	53,328	46,055	2.9	19.1
Tax-exempt	6,940	6,947	7,105	(0.1)	(2.3)
Other	17,073	14,233	9,178	20.0	86.0
Total Interest Income	559,437	568,693	543,497	(1.6)	2.9
Interest Expense
Deposits	185,828	204,575	170,398	(9.2)	9.1
Short-term borrowings	14,103	8,583	27,701	64.3	(49.1)
Long-term borrowings	35,661	33,319	26,390	7.0	35.1
Total Interest Expense	235,592	246,477	224,489	(4.4)	4.9
Net Interest Income	323,845	322,216	319,008	0.5	1.5
Provision for credit losses	17,489	22,259	13,890	(21.4)	25.9
Net Interest Income After Provision for Credit Losses	306,356	299,957	305,118	2.1	0.4
Non-Interest Income
Service charges	22,355	23,071	20,569	(3.1)	8.7
Interchange and card transaction fees	12,370	12,912	12,700	(4.2)	(2.6)
Trust services	12,400	11,557	11,424	7.3	8.5
Insurance commissions and fees	5,793	4,527	6,752	28.0	(14.2)
Securities commissions and fees	8,820	6,994	8,155	26.1	8.2
Capital markets income	5,323	6,571	6,331	(19.0)	(15.9)
Mortgage banking operations	6,993	6,970	7,914	0.3	(11.6)
Dividends on non-marketable equity securities	5,560	5,398	6,193	3.0	(10.2)
Bank owned life insurance	5,350	3,509	3,343	52.5	60.0
Net securities gains (losses)	—	(33,980)	—	n/m	n/m
Other	2,802	3,394	4,481	(17.4)	(37.5)
Total Non-Interest Income	87,766	50,923	87,862	72.4	(0.1)
Non-Interest Expense
Salaries and employee benefits	135,135	127,992	129,126	5.6	4.7
Net occupancy	19,758	18,446	19,595	7.1	0.8
Equipment	25,885	26,031	23,772	(0.6)	8.9
Outside services	26,341	25,660	22,880	2.7	15.1
Marketing	4,573	5,424	5,431	(15.7)	(15.8)
FDIC insurance	8,483	8,780	12,662	(3.4)	(33.0)
Bank shares and franchise taxes	4,136	1,609	4,126	157.1	0.2
Other	22,500	34,258	19,504	(34.3)	15.4
Total Non-Interest Expense	246,811	248,200	237,096	(0.6)	4.1
Income Before Income Taxes	147,311	102,680	155,884	43.5	(5.5)
Income tax expense (benefit)	30,796	(7,181)	33,553	528.9	(8.2)
Net Income	116,515	109,861	122,331	6.1	(4.8)
Preferred stock dividends	—	—	6,005	—	(100.0)
Net Income Available to Common Shareholders	$116,515	$109,861	$116,326	6.1	0.2
Earnings per Common Share
Basic	$0.32	$0.30	$0.32	6.7	—
Diluted	0.32	0.30	0.32	6.7	—
Cash Dividends per Common Share	0.12	0.12	0.12	—	—
n/m - not meaningful

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)				% Variance
				1Q25	1Q25
	1Q25	4Q24	1Q24	4Q24	1Q24
Assets
Cash and due from banks	$524	$416	$351	26.0	49.3
Interest-bearing deposits with banks	1,921	2,003	1,136	(4.1)	69.1
Cash and Cash Equivalents	2,445	2,419	1,487	1.1	64.4
Securities available for sale	3,477	3,466	3,226	0.3	7.8
Securities held to maturity	4,029	3,979	3,893	1.3	3.5
Loans held for sale	190	218	107	(12.8)	77.6
Loans and leases, net of unearned income	34,235	33,939	32,584	0.9	5.1
Allowance for credit losses on loans and leases	(429)	(423)	(406)	1.4	5.7
Net Loans and Leases	33,806	33,516	32,178	0.9	5.1
Premises and equipment, net	539	536	474	0.6	13.7
Goodwill	2,478	2,478	2,477	—	—
Core deposit and other intangible assets, net	48	51	65	(5.9)	(26.2)
Bank owned life insurance	662	660	663	0.3	(0.2)
Other assets	1,346	1,302	1,326	3.4	1.5
Total Assets	$49,020	$48,625	$45,896	0.8	6.8
Liabilities
Deposits:
Non-interest-bearing demand	$9,867	$9,761	$9,982	1.1	(1.2)
Interest-bearing demand	16,920	16,668	14,679	1.5	15.3
Savings	3,147	3,178	3,389	(1.0)	(7.1)
Certificates and other time deposits	7,305	7,500	6,685	(2.6)	9.3
Total Deposits	37,239	37,107	34,735	0.4	7.2
Short-term borrowings	1,969	1,256	2,074	56.8	(5.1)
Long-term borrowings	2,514	3,012	2,121	(16.5)	18.5
Other liabilities	880	948	960	(7.2)	(8.3)
Total Liabilities	42,602	42,323	39,890	0.7	6.8
Shareholders' Equity
Common stock	4	4	4	—	—
Additional paid-in capital	4,696	4,695	4,694	—	—
Retained earnings	2,025	1,952	1,740	3.7	16.4
Accumulated other comprehensive loss	(121)	(169)	(250)	(28.4)	(51.6)
Treasury stock	(186)	(180)	(182)	3.3	2.2
Total Shareholders' Equity	6,418	6,302	6,006	1.8	6.9
Total Liabilities and Shareholders' Equity	$49,020	$48,625	$45,896	0.8	6.8

F.N.B. CORPORATION AND SUBSIDIARIES	1Q25			4Q24			1Q24
(Dollars in thousands)		Interest			Interest			Interest
(Unaudited)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$1,741,006	$17,073	3.98%	$1,317,585	$14,233	4.30%	$872,353	$9,178	4.23%
Taxable investment securities (1)	6,437,681	54,635	3.40	6,301,185	53,109	3.37	6,121,568	45,825	2.99
Tax-exempt investment securities (1) (2)	1,010,117	8,764	3.47	1,014,032	8,754	3.45	1,041,224	8,971	3.45
Loans held for sale	203,579	3,884	7.63	203,698	3,935	7.73	237,106	4,287	7.25
Loans and leases (2) (3)	34,050,781	478,065	5.68	33,830,406	491,593	5.79	32,380,951	478,146	5.93
Total Interest Earning Assets (2)	43,443,164	562,421	5.23	42,666,906	571,624	5.34	40,653,202	546,407	5.40
Cash and due from banks	393,846			388,162			410,680
Allowance for credit losses	(428,903)			(424,945)			(409,865)
Premises and equipment	538,394			518,965			469,516
Other assets	4,535,697			4,519,733			4,554,056
Total Assets	$48,482,198			$47,668,821			$45,677,589
Liabilities
Deposits:
Interest-bearing demand	$16,901,025	108,828	2.61	$16,371,434	115,144	2.80	$14,554,457	94,742	2.62
Savings	3,196,361	8,133	1.03	3,206,976	9,385	1.16	3,411,870	9,999	1.18
Certificates and other time	7,223,878	68,867	3.87	7,528,061	80,046	4.23	6,299,280	65,657	4.19
Total interest-bearing deposits	27,321,264	185,828	2.76	27,106,471	204,575	3.00	24,265,607	170,398	2.82
Short-term borrowings	1,374,269	14,103	4.14	853,403	8,583	3.96	2,400,104	27,701	4.63
Long-term borrowings	2,828,002	35,662	5.11	2,628,444	33,319	5.04	2,057,817	26,390	5.16
Total Interest-Bearing Liabilities	31,523,535	235,593	3.03	30,588,318	246,477	3.20	28,723,528	224,489	3.14
Non-interest-bearing demand deposits	9,647,959			9,862,478			9,939,350
Total Deposits and Borrowings	41,171,494		2.32	40,450,796		2.42	38,662,878		2.33
Other liabilities	938,559			939,139			975,138
Total Liabilities	42,110,053			41,389,935			39,638,016
Shareholders' Equity	6,372,145			6,278,886			6,039,573
Total Liabilities and Shareholders' Equity	$48,482,198			$47,668,821			$45,677,589
Net Interest Earning Assets	$11,919,629			$12,078,588			$11,929,674
Net Interest Income (FTE) (2)		326,828			325,147			321,918
Tax Equivalent Adjustment		(2,983)			(2,931)			(2,910)
Net Interest Income		$323,845			$322,216			$319,008
Net Interest Spread			2.20%			2.14%			2.26%
Net Interest Margin (2)			3.03%			3.04%			3.18%

(1)	The average balances and yields earned on securities are based on historical cost.
(2)	The interest income amounts are reflected on an FTE basis (non-GAAP), which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%. The yield on earning assets and the net interest margin are presented on an FTE basis (non-GAAP).
(3)	Average loans and leases consist of average total loans, including non-accrual loans, less average unearned income.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	1Q25	4Q24	1Q24
Performance Ratios
Return on average equity	7.42%	6.96%	8.15%
Return on average tangible equity (1)	12.62	12.02	14.48
Return on average tangible common equity (1)	12.62	12.02	14.00
Return on average assets	0.97	0.92	1.08
Return on average tangible assets (1)	1.06	1.00	1.17
Net interest margin (FTE) (2)	3.03	3.04	3.18
Yield on earning assets (FTE) (2)	5.23	5.34	5.40
Cost of interest-bearing deposits	2.76	3.00	2.82
Cost of interest-bearing liabilities	3.03	3.20	3.14
Cost of funds	2.32	2.42	2.33
Efficiency ratio (1)	58.50	56.88	56.00
Effective tax rate	20.91	(6.99)	21.52
Capital Ratios
Equity / assets	13.09	12.96	13.09
Common equity / assets	13.09	12.96	13.09
Common equity tier 1 (3)	10.7	10.6	10.2
Leverage ratio	8.72	8.75	8.62
Tangible common equity / tangible assets (1)	8.37	8.18	7.99
Common Stock Data
Average diluted common shares outstanding	363,068,604	362,798,389	362,619,278
Period end common shares outstanding	359,364,784	359,615,657	359,366,316
Book value per common share	$17.86	$17.52	$16.71
Tangible book value per common share (1)	10.83	10.49	9.64
Dividend payout ratio (common)	37.75%	39.67%	37.76%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(3)
March 31, 2025 Common Equity Tier 1 ratio is an estimate and reflects the election of a five-year transition to delay the full impact of CECL on regulatory capital for two years, followed by a three-year transition period.

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)
				% Variance
				1Q25	1Q25
	1Q25	4Q24	1Q24	4Q24	1Q24
Balances at period end
Loans and Leases:
Commercial real estate (1)	$12,652	$12,705	$12,447	(0.4)	1.6
Commercial and industrial	7,628	7,550	7,347	1.0	3.8
Commercial leases	782	765	615	2.2	27.2
Other	174	144	140	20.8	24.3
Commercial loans and leases	21,236	21,164	20,549	0.3	3.3
Direct installment	2,656	2,676	2,712	(0.7)	(2.1)
Residential mortgages	8,184	7,986	6,887	2.5	18.8
Indirect installment	776	739	1,142	5.0	(32.0)
Consumer LOC	1,383	1,374	1,294	0.7	6.9
Consumer loans	12,999	12,775	12,035	1.8	8.0
Total loans and leases	$34,235	$33,939	$32,584	0.9	5.1
Note: Loans held for sale were $190, $218 and $107 at 1Q25, 4Q24, and 1Q24, respectively.
(1) Commercial real estate is made up of 70% non-owner occupied and 30% owner-occupied at March 31, 2025.
				% Variance
Average balances				1Q25	1Q25
Loans and Leases:	1Q25	4Q24	1Q24	4Q24	1Q24
Commercial real estate	$12,705	$12,765	$12,274	(0.5)	3.5
Commercial and industrial	7,589	7,545	7,414	0.6	2.4
Commercial leases	766	717	658	6.8	16.3
Other	148	146	135	1.1	9.7
Commercial loans and leases	21,208	21,174	20,482	0.2	3.5
Direct installment	2,664	2,686	2,727	(0.8)	(2.3)
Residential mortgages	8,048	7,896	6,745	1.9	19.3
Indirect installment	760	719	1,138	5.7	(33.3)
Consumer LOC	1,372	1,357	1,290	1.2	6.4
Consumer loans	12,843	12,657	11,899	1.5	7.9
Total loans and leases	$34,051	$33,830	$32,381	0.7	5.2

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)				% Variance
(Unaudited)				1Q25	1Q25
Asset Quality Data	1Q25	4Q24	1Q24	4Q24	1Q24
Non-Performing Assets
Non-performing loans	$161	$159	$105	1.3	53.3
Other real estate owned (OREO)	2	3	3	(33.3)	(33.3)
Non-performing assets	$163	$162	$108	0.6	50.9
Non-performing loans / total loans and leases	0.47%	0.47%	0.32%
Non-performing assets plus 90+ days past due / total loans and leases plus OREO	0.50	0.52	0.38
Non-performing loans plus OREO / total loans and leases plus OREO	0.48	0.48	0.33
Delinquency
Loans 30-89 days past due	$88	$108	$87	(18.5)	1.1
Loans 90+ days past due	9	14	17	(35.7)	(47.1)
Non-accrual loans	161	159	105	1.3	53.3
Past due and non-accrual loans	$258	$281	$209	(8.2)	23.4
Past due and non-accrual loans / total loans and leases	0.75%	0.83%	0.64%

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)				% Variance
(Unaudited)				1Q25	1Q25
Allowance on Loans and Leases and Allowance for Unfunded Loan Commitments Rollforward	1Q25	4Q24	1Q24	4Q24	1Q24
Allowance for Credit Losses on Loans and Leases
Balance at beginning of period	$422.8	$420.2	$405.6	0.6	4.3
Provision for credit losses	18.6	23.2	13.5	(19.9)	37.8
Net loan (charge-offs) / recoveries	(12.5)	(20.6)	(12.8)	(39.1)	(1.9)
Allowance for credit losses on loans and leases	$428.9	$422.8	$406.3	1.4	5.6
Allowance for Unfunded Loan Commitments
Allowance for unfunded loan commitments balance at beginning of period	$21.4	$22.4	$21.5	(4.3)	(0.5)
Provision (reduction in allowance) for unfunded loan commitments / other adjustments	(1.1)	(1.0)	0.4	(16.2)	(390.7)
Allowance for unfunded loan commitments	$20.3	$21.4	$21.9	(5.3)	(7.4)
Total allowance for credit losses on loans and leases and allowance for unfunded loan commitments	$449.1	$444.2	$428.2	1.1	4.9
Allowance for credit losses on loans and leases / total loans and leases	1.25%	1.25%	1.25%
Allowance for credit losses on loans and leases / total non-performing loans	266.9	265.0	388.6
Net loan charge-offs (annualized) / total average loans and leases	0.15	0.24	0.16

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP. The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.
				% Variance
				1Q25	1Q25
	1Q25	4Q24	1Q24	4Q24	1Q24
Operating net income available to common shareholders
(dollars in thousands)
Net income available to common shareholders	$116,515	$109,861	$116,326
Preferred dividend at redemption	—	—	3,995
Branch consolidation costs	—	—	1,194
Tax benefit of branch consolidation costs	—	—	(251)
FDIC special assessment	—	—	4,408
Tax benefit of FDIC special assessment	—	—	(926)
Realized loss on investment securities restructuring	—	33,980	—
Tax benefit of realized loss on investment securities restructuring	—	(7,136)	—
Reduction of previous estimated loss on indirect auto loan sale	—	—	(2,603)
Tax expense of reduction of previous estimated loss on indirect auto loan sale	—	—	547
Operating net income available to common shareholders (non-GAAP)	$116,515	$136,705	$122,690	(14.8)	(5.0)

Operating earnings per diluted common share
Earnings per diluted common share	$0.32	$0.30	$0.32
Preferred dividend at redemption	—	—	0.01
Branch consolidation costs	—	—	—
Tax benefit of branch consolidation costs	—	—	—
FDIC special assessment	—	—	0.01
Tax benefit of FDIC special assessment	—	—	—
Realized loss on investment securities restructuring	—	0.09	—
Tax benefit of realized loss on investment securities restructuring	—	(0.02)	—
Reduction of previous estimated loss on indirect auto loan sale	—	—	(0.01)
Tax expense of reduction of previous estimated loss on indirect auto loan sale	—	—	—
Operating earnings per diluted common share (non-GAAP)	$0.32	$0.38	$0.34	(15.8)	(5.9)

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	1Q25	4Q24	1Q24
Return on average tangible equity
(dollars in thousands)
Net income (annualized)	$472,534	$437,056	$492,012
Amortization of intangibles, net of tax (annualized)	12,620	13,506	14,115
Tangible net income (annualized) (non-GAAP)	$485,154	$450,562	$506,127

Average total shareholders' equity	$6,372,145	$6,278,886	$6,039,573
Less: Average intangible assets (1)	(2,527,636)	(2,531,690)	(2,544,032)
Average tangible shareholders' equity (non-GAAP)	$3,844,509	$3,747,196	$3,495,541

Return on average tangible equity (non-GAAP)	12.62%	12.02%	14.48%

Return on average tangible common equity
(dollars in thousands)
Net income available to common shareholders (annualized)	$472,534	$437,056	$467,859
Amortization of intangibles, net of tax (annualized)	12,620	13,506	14,115
Tangible net income available to common shareholders (annualized) (non-GAAP)	$485,154	$450,562	$481,974

Average total shareholders' equity	$6,372,145	$6,278,886	$6,039,573
Less: Average preferred shareholders' equity	—	—	(52,854)
Less: Average intangible assets (1)	(2,527,636)	(2,531,690)	(2,544,032)
Average tangible common equity (non-GAAP)	$3,844,509	$3,747,196	$3,442,687

Return on average tangible common equity (non-GAAP)	12.62%	12.02%	14.00%

Operating return on average tangible common equity
(dollars in thousands)
Operating net income available to common shareholders (annualized) (non-GAAP)	$472,534	$543,848	$493,456
Amortization of intangibles, net of tax (annualized)	12,620	13,506	14,115
Tangible operating net income available to common shareholders (annualized) (non-GAAP)	$485,154	$557,354	$507,571

Average total shareholders' equity	$6,372,145	$6,278,886	$6,039,573
Less: Average preferred shareholders' equity	—	—	(52,854)
Less: Average intangible assets (1)	(2,527,636)	(2,531,690)	(2,544,032)
Average tangible common equity (non-GAAP)	$3,844,509	$3,747,196	$3,442,687

Operating return on average tangible common equity (non-GAAP)	12.62%	14.87%	14.74%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	1Q25	4Q24	1Q24
Return on average tangible assets
(dollars in thousands)
Net income (annualized)	$472,534	$437,056	$492,012
Amortization of intangibles, net of tax (annualized)	12,620	13,506	14,115
Tangible net income (annualized) (non-GAAP)	$485,154	$450,562	$506,127

Average total assets	$48,482,198	$47,668,821	$45,677,589
Less: Average intangible assets (1)	(2,527,636)	(2,531,690)	(2,544,032)
Average tangible assets (non-GAAP)	$45,954,562	$45,137,131	$43,133,557

Return on average tangible assets (non-GAAP)	1.06%	1.00%	1.17%

Tangible book value per common share
(dollars in thousands, except per share data)
Total shareholders' equity	$6,418,012	$6,301,650	$6,005,562
Less: Intangible assets (1)	(2,525,619)	(2,529,558)	(2,541,911)
Tangible common equity (non-GAAP)	$3,892,393	$3,772,092	$3,463,651

Common shares outstanding	359,364,784	359,615,657	359,366,316

Tangible book value per common share (non-GAAP)	$10.83	$10.49	$9.64

Tangible common equity to tangible assets
(dollars in thousands)
Total shareholders' equity	$6,418,012	$6,301,650	$6,005,562
Less: Intangible assets (1)	(2,525,619)	(2,529,558)	(2,541,911)
Tangible common equity (non-GAAP)	$3,892,393	$3,772,092	$3,463,651

Total assets	$49,019,742	$48,624,985	$45,895,574
Less: Intangible assets (1)	(2,525,619)	(2,529,558)	(2,541,911)
Tangible assets (non-GAAP)	$46,494,123	$46,095,427	$43,353,663

Tangible common equity to tangible assets (non-GAAP)	8.37%	8.18%	7.99%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	1Q25	4Q24	1Q24
Operating non-interest income
(in thousands)
Non-interest income	$87,766	$50,923	$87,862
Realized loss on investment securities restructuring	—	33,980	—
Operating non-interest income (non-GAAP)	$87,766	$84,903	$87,862

Operating non-interest expense
(in thousands)
Non-interest expense	$246,811	$248,200	$237,096
Branch consolidations	—	—	(1,194)
FDIC special assessment	—	—	(4,408)
Reduction of previous estimated loss on indirect auto loan sale	—	—	2,603
Operating non-interest expense (non-GAAP)	$246,811	$248,200	$234,097

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	1Q25	4Q24	1Q24
KEY PERFORMANCE INDICATORS
Pre-provision net revenue
(in thousands)
Net interest income	$323,845	$322,216	$319,008
Non-interest income	87,766	50,923	87,862
Less: Non-interest expense	(246,811)	(248,200)	(237,096)
Pre-provision net revenue (reported) (non-GAAP)	$164,800	$124,939	$169,774
Pre-provision net revenue (reported) (annualized) (non-GAAP)	$668,357	$497,039	$682,825
Adjustments:
Add: Realized loss on investment securities restructuring (non-interest income)	—	33,980	—
Add: Branch consolidation costs (non-interest expense)	—	—	1,194
Add: FDIC special assessment (non-interest expense)	—	—	4,408
Less: Reduction of previous estimated loss on indirect auto loan sale (non-interest expense)	—	—	(2,603)
Add: Tax credit-related impairment project (non-interest expense)	—	10,397	—
Operating pre-provision net revenue (non-GAAP)	$164,800	$169,316	$172,773
Operating pre-provision net revenue (annualized) (non-GAAP)	$668,357	$673,583	$694,887

Efficiency ratio (FTE)
(dollars in thousands)
Total non-interest expense	$246,811	$248,200	$237,096
Less: Amortization of intangibles	(3,939)	(4,298)	(4,442)
Less: OREO expense	(315)	(252)	(190)
Less: Branch consolidation costs	—	—	(1,194)
Less: FDIC special assessment	—	—	(4,408)
Add: Reduction of previous estimated loss on indirect auto loan sale	—	—	2,603
Less: Tax credit-related project impairment	—	(10,397)	—
Adjusted non-interest expense	$242,557	$233,253	$229,465

Net interest income	$323,845	$322,216	$319,008
Taxable equivalent adjustment	2,983	2,931	2,910
Non-interest income	87,766	50,923	87,862
Less: Net securities losses (gains)	—	33,980	—
Adjusted net interest income (FTE) + non-interest income	$414,594	$410,050	$409,780

Efficiency ratio (FTE) (non-GAAP)	58.50%	56.88%	56.00%